EXHIBIT G-2

                          KeySpan Utility Services LLC

                                     Form of

                             SERVICE AGREEMENT (KUS)


     This Service Agreement ("Agreement") dated as of _________,___ by and between KeySpan Utility Services LLC ("KUS"), a New York limited liability company and _____________[list companies} (individually a "Client Company" and collectively, the "Client Companies"). KUS and the Client Companies may each be referred to herein as a "Party," and collectively referred to herein as the "Parties."

                                   WITNESSETH:

     WHEREAS,   KUS  is  a  wholly  owned  subsidiary  of  KeySpan   Corporation
("KeySpan") which is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act");

     WHEREAS, the Securities and Exchange Commission (the "SEC") has approved and authorized KUS as a service company pursuant to Section 13(b) of the Act and the SEC regulations promulgated thereunder to provide services to KeySpan and its subsidiaries; and

     WHEREAS, KUS and the Client Companies desire for KUS to provide, and the Client Company to accept, the services provided for hereunder in accordance with the terms of this Agreement.

     NOW THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                   ARTICLE I
                                    SERVICES

     1.1. Services Offered. Exhibit I to this Agreement describes the services that KUS offers to furnish to a Client Company (in accordance with the terms and conditions set forth herein) upon written request of such Client Company. In addition to the services described in Exhibit I hereto, KUS may also provide a Client Company with such special services, as may be requested by such Client Company in writing, which the Service Company concludes it is able to perform. In supplying services hereunder to a Client Company, KUS may arrange, where it deems appropriate, for the services of such experts,

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consultants,  advisers and other persons with  necessary  qualifications  as are required for, or pertinent to, the performance of such services.

     1.2. Services Selected.

          (a) Each Client Company shall make its initial selection of the services set forth in Section 1.1 above that it agrees to receive from KUS by providing KUS an executed service request in the form set forth in Exhibit II.

          (b) By December 1 of calendar year, KUS shall send an annual service proposal to each Client Company listing the services proposed for the next calendar year. By December 31, each Client Company shall notify KUS in writing of the services it elects to receive from KUS during the next calendar year.

     1.3. Modification of Services. A Client Company shall have the right from time to time to amend, alter or rescind any activity, project, program or work order provided that (i) such amendment or alteration which results in a material change in the scope of the services to be performed or equipment to be provided is agreed to by KUS, (ii) the cost for the services covered by the activity, project, program or work order shall include any expense incurred by KUS as a direct result of such amendment, alteration or rescission of the activity, project, program or work order, and (iii) no amendment, alteration or rescission of an activity, project, program or work order shall release a Client Company from liability for all costs already incurred by or contracted for by KUS pursuant to the activity, project, program or work order, regardless of whether the services associated with such costs have been completed. Any request made by a Client Company pursuant to this Section 1.3 shall be in writing to KUS and shall take effect on the first day of the first calendar month which is at least thirty (30) days after the day that the Client Company sent the written notice to KUS.

     1.4. Service Receipt Limitations.

          (a) __________[insert utility name] agrees that:

               (i) it will not incur a charge hereunder except in accordance with ________________ [insert applicable State] and the rules, regulations and orders of the _________________[insert name of applicable state public service commission] promulgated thereunder; and

               (ii) it will not seek to reflect in rates any cost incurred hereunder to the extent disallowed by the ___________ Public Service Commission.

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          (b)  Notwithstanding  anything in this Agreement to the contrary,  KUS and ________ agree that because of the agreements set forth in Section 1.4(a) above, ______________ will not accept services from KUS hereunder if the cost to
be  charged  for  such   services   differs  from  the  amount  of  the  charges
___________is permitted to incur under _______________ [insert applicable State] and the rules, regulations and orders of the _________________[insert name of applicable state public service commission] promulgated thereunder.


                                   ARTICLE 2
                            COMPENSATION AND BILLING

     2.1. Compensation. As and to the extent required by law, KUS shall provide the services hereunder at cost. Exhibit I hereto sets forth the rules KUS shall use for determining and allocating costs to the Client Companies. KUS shall advise the Client Companies from time to time of any material change in the method of assignment or allocation of costs hereunder, and no such material change shall be made unless and until KUS shall have first given written notice to the SEC not less than sixty (60) days prior to the proposed effective date thereof.

     2.2. Invoices. By the ___ day of each month, KUS shall render a monthly bill to each Client Company which shall reflect the billing information necessary to identify the costs charged for the services KUS provided in the preceding month. A Client Company shall pay its invoice to KUS within ___ days after receiving the invoice.

                                   ARTICLE 3
                              TERM AND TERMINATION

     3.1. Effective Date. This Agreement shall become effective on the date hereof, subject to receipt of all required federal or state regulatory approvals.

     3.2. Termination. This Agreement shall continue in full force and effect with respect to KUS and a Client Company until (a) terminated by the Client Company upon sixty (60) days advance written notice to KUS, or (b) terminated by KUS upon sixty (60) days advance written notice to a Client Company. This Agreement shall also be subject to termination or modification at any time, without notice, if and to the extent performance under this Agreement may conflict with the Act or with any rule, regulation or order of the SEC adopted before or after the date of this Service Agreement.

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                                   ARTICLE 4
                                 MISCELLANEOUS

     4.1. Modification. Except as set forth in Article 2 and Sections 1.3, 3.2 and 4.4, no amendment or other modification of this Agreement shall be effective unless made in writing and executed by all of the Parties to this Agreement.

     4.2. Notices. Where written notice is required by this Agreement, said notice shall be deemed given when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:


               To KUS:

                  [Insert Name and address]

               To Client Company: The name and address of the person designated in writing to KUS on the date the Client Company executes this Agreement.

     4.3. Accounts. All accounts and records of KUS shall be kept in accordance with the General Rules and Regulations promulgated by the SEC pursuant to the Act, in particular, the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies in effect from and after the date hereof. Upon request, KUS shall permit a Client Company reasonable access to the accounts and records of KUS relating to the services performed for such Client Company hereunder.

     4.4. Additional Client Companies. After the effective date of this Agreement, any new or existing direct or indirect subsidiary of KeySpan may become an additional Client Company under this Agreement by becoming a signatory to this Agreement.

     4.5. Waiver. Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     4.6. No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person. No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided,

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directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

     4.7. Governing Law This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

     4.8.  Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.9. Entire Agreement. This Agreement including the exhibits referred to herein or therein, constitute the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. KUS and each Client Company may enter into non-binding service level agreements (as described more fully in the policies and procedures to be set forth in Exhibit
I), the purpose of which will be to set forth in general terms the shared service expectations between KCS and the Client Company as a managerial tool to facilitate matching the Client Companies needs to the capabilities of KUS. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transactions contemplated by this Agreement.

     4.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

     4.11. Independent Contractor Status. Nothing in this Agreement shall be construed as creating any relationship between KUS and the Client Companies other than that of independent contractors.

     4.12. Assignment. KUS shall not assign this Agreement, or any of its rights or obligations hereunder without the prior written consent of the Client Companies, such consent not to be unreasonably withheld. A Client Company shall not assign this Agreement, or any of its rights or obligations hereunder without the prior written consent of KUS. This Agreement shall inure to the benefit and shall be binding upon the Parties and their permitted successors and assigns.

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     IN WITNESS  WHEREOF,  KUS and the Client Companies have caused this Service
Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                    KEYSPAN UTILITY SERVICES LLC


                                    By:____________________________
                                       Name:
                                       Title:


                                    [LIST CLIENT COMPANIES]


                                    By:____________________________
                                       Name:
                                       Title:



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                                    EXHIBIT I

             Description of Services, Cost Accumulation, Assignment
                      and Allocation Methodologies for KUS


A.       Description of Services Offered by KeySpan Utility Services

1.   Fuel Management

Manage Client Companies' purchase, sale, movement, transfer and accounting of gas quantities to ensure continued recovery of all prudently incurred energy purchase costs through local jurisdictional cost recovery mechanisms.

Provide services and systems dedicated to energy marketing, including marketing and trading of gas and energy price risk management. Develop marketing and sales programs in physical and financial markets for regulatory and specific contractual requirements. Activities include short-term planning, billing and reconciliations.

2.  Marketing and Sales

Plan, formulate and implement marketing and sales programs, as well as provide associated marketing services to assist Client Companies with improving customer satisfaction, load retention and shaping, growth of residential, commercial/industrial energy sales and deliveries, energy conservation and efficiency. Assist Client Companies in carrying out policies and programs for the development of plant locations and of industrial, commercial and wholesale markets. Develop and administer Marketing research and planning programs as well as advertising/telemarketing programs. Perform load research, econometric modeling, and sales and revenue forecasting for jurisdictional gas subsidiaries.

3.       Meter Operations

Purchase, repair and refurbish meters for Client Companies.

4.  Research and Development

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Investigate and conduct research relating to production,  utilization,  testing, manufacture, transmission, storage and distribution of energy. Keep abreast of and evaluate for Client Companies all research developments and programs of significance affecting Client Companies and the energy industry. Advise and assist in the solution of technical problems arising out of Client Companies' operations.

5.       Gas and Electric Transmission and Distribution Planning

Provide gas and electric  transmission  and  distribution  planning  services as
related  to  system  and  safety   reliability,   expansion  and  load  handling
capabilities.

B.       Methods of Allocation

Cost of service will be determined in accordance with the Act and the rules and regulations and orders thereunder, and will include all costs of doing business incurred by KUS, including a reasonable return on capital which will reflect a capitalization of KUS of no more than equity of ten percent (10%), and all associated taxes.

KUS will maintain an accounting system for accumulating all costs on a project, activity or other appropriate basis. The accounting system will use codes to assign charges to the applicable costs center, project, activity and account. Records will be kept by each cost center of KUS in order to accumulate all costs of doing business. Expenses of the department will include salaries and wages of employees, materials and supplies and all other expenses attributable to the department. Labor cost will be loaded for fringe benefits and payroll taxes. To the extent practicable, time records of hours worked by service company employees will be kept by project and activity. In supplying services, KUS may arrange where it deems appropriate, for the services of experts, consultants, advisors and other persons with necessary qualifications as are required to perform such services. KUS will establish annual budgets for controlling the expenses of each department.

Monthly KUS costs will be directly assigned to Client Companies where possible. Amounts that cannot be directly assigned will be allocated to Client Companies by means of equitable allocation formulae or clearing accounts. To the extent possible, such allocations shall be based on cost-causation relationships. All other allocations will be broad based. In some instances, KUS cost centers which perform work for other service company cost centers may use a surrogate allocation method that mimics the allocations of the receiver cost center. Each formula will have an appropriate basis such as meters, square footage, etc.

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Each Client  Company  will take  agreed upon  services  and such  additional  or general or special services, whether or not now contemplated, as are requested from time to time by such Client Company and which KUS concludes it is able to perform. No amendment, alteration or rescission of an activity or project shall release a Client Company from liability for all costs already incurred by, or contracted for, by KUS pursuant to the project or activity regardless of whether the services associated with such costs have been completed.

Allocation percentages will be calculated on historical data where appropriate and updated annually. Due to the unique nature of the management services agreement contract with the Long Island Power Authority (LIPA), the bases of the LIPA (such as revenues, assets, etc. managed on their behalf) will be included, with the applicable Client Company's data, in order to determine appropriate allocations.

The method of assignment or allocation of costs shall be reviewed annually or more frequently if appropriate. If the use of a basis of allocation would result in an inequity because of a change in operations or organization, then KUS may adjust the basis to effect an equitable distribution.

The applications of Service Allocations are described more fully below.

          Service Department
             Or Function                           Basis of Allocation
          ------------------                       -------------------

         Customer Services                           # of  phone calls
                                                     # of bills
                                                     # of meters
                                                     % of Accounts Receivable
                                                     # of customers
                                                     3-point formula (1,2)

         Fuel Management                             sendout
                                                     3-point formula (1,2)

         Research and Development                    3-point formula (1,2)

         Meter Operations                            # of meters

         Gas and Electric Transmission and
             Distribution Planning                   Property

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Definition of Allocation Factors to be used by KUS
--------------------------------------------------

Assets - A ratio based on total assets at the end of the year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

# of Meters - A ratio based on the number of meters at the end of the year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Payroll - A ratio based on total wages, salaries, commissions and other forms of compensation paid during the year which are reportable, for federal income tax purposes, as taxable income to the employee, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Property - A ratio based on gross fixed assets, valued at original acquisition costs, and investments owned in other companies, including construction work in progress, at the end of the year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Revenue - A ratio based on the revenue for the previous calendar year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Sendout - A ratio based on the sendout for the previous calendar year, including gas used by the Client entity but excluding Transportation customer volumes delivered for another gas supplier, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

3-Point Formula (1,2) - This formula consists of three factors. It is designed to be an equitable and feasible tool to act as a surrogate when direct charging or cost causal relationships can not be established. It is a calculated ratio, which compares each of the formula factors for the Client Company to the total of the same factors for all recipient Client Companies. The factors for (1) would be an equal weighting of Revenue, Property and Payroll (i.e., the "Massachusetts" Formula). The factors

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for (2) would be an equal  weighting of Revenue,  Assets,  and  Expenses.  These ratios will be calculated annually based on actual experience.

C.  Accounting Policies and Procedures

Introduction
------------

         The purpose of this procedure is to document accounting policies and procedures by which KUS, will provide services to Client Companies in accordance with the terms of the Service Agreement. The Service Agreement will be administered in accordance with the Act.

Non-Binding Service Level Agreements (SLA)
------------------------------------------

         As mentioned in Section 4.9 of the Service Agreement, KUS and each Client Company may enter into non-binding service level agreements (SLAs). The areas in KUS which are operating under a Shared Services philosophy would be utilizing the SLAs in addition to the Service Agreement. The SLA is a managerial tool which is meant to facilitate matching the Client Companies needs to the capabilities of KCS to better foster a true client/provider operating culture within KUS. The SLA would typically include greater detail involving some or all of the following: work to be performed, performance standards and client satisfaction issues.

Cost Management
---------------

         KUS will maintain a cost management information system which allows it to accumulate costs via cost objects. Cost objects are collection tools and include: Projects, Activities, and Cost Centers. Projects and Activities constitute a work order system for charging costs to specific activities. These tools collect costs for a limited amount of time and either transfer the dollars to a cost center, if they are an expense, or to an asset and/or balance sheet account for capitalized costs. Cost Centers collect resource costs and are the final receiver of expenses collected in Project Activities as described above. This system supports the philosophy of separating costs by business group and legal entity on a fully costed basis. KUS will use this system to maintain an accounting system to record all costs of operations.

         The cost of work performed by KUS will be collected in Project Activities and Cost Centers. Time records and expense statements will be used to track resource consumption. Labor related costs are expected to be the most significant costs for KUS. To the extent practicable, the KUS employees shall be required to directly charge their time to an appropriate cost object through the time reporting

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system.  The following  guidelines are provided to ensure accuracy and efficient time keeping by KUS employees:

          1. Time should be entered daily into the appropriate time reporting system. If this is not practical, the employee should prepare manually prepared time records, substantiating later electronic time entry.

          2. In no event should normal time entry be delayed past the end of the pay period.

          3.   Employees should keep track of time in 15 minute increments.

          4. Employee time shall be approved by the employee's supervisor using the time reporting system.

Costs will be charged to Client Company Cost Centers, Project Activities as work is performed and costs are incurred. The billing process agreed upon in the SLA will be used by KUS personnel to guide the establishment of the necessary cost objects to charge costs to a Client Company. When a service requested by a Client Company was not specified in the most recent Service Agreement, a new cost object may be created. In this instance, the new cost object will be agreed upon by the KUS department to provide the service and the business group of the Client Company to receive the service. The Accounting Services department is responsible to ensure that all of the billing methodologies are consistent with the Service Agreement approved by the SEC. The establishment of cost objects within the cost management information system for use by KUS will be strictly controlled by the Accounting Services department. The Accounting Services department will ensure that all cost objects have been authorized by the appropriate Shared Services department and the Client Company business group.

         KCS will have a tiered approach to billing Client Companies. First and foremost, costs will be directly charged when practicable. Secondly, costs will be allocated to the appropriate Client organization using the appropriate allocation ratio. Finally, any residuals will be allocated using the appropriate allocation ratio.

     A. Direct Charges: Labor related services consumed for an Project or Activity performed specifically for a Client organization will be directly charged to that cost object at a standard rate per unit of labor or unit of services. The standard rate includes actual incurred cost, including procurement and storeroom costs, benefit and payroll taxes and overhead costs. Vehicle costs and occupancy costs, will be charged directly to client organizations at standard unit rate. When

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          identifiable,  standard  rates,  will be directly  charged to a Client
          Company Project, Order or Cost Center. Any residuals or variances will be assigned or allocated to the appropriate Client Company.

     B. Allocations: Costs accumulated that apply to all Client Companies or to a group of Client Companies, which have not been directly charged as described in item A above, will be allocated based on the allocation ratios defined in Section B of this Exhibit I. Allocation ratios will be reevaluated by KUS and expressly approved by each Client Company on at least an annual basis. More frequent reevaluations will be made when significant residuals result. Any revisions to allocation methods will be agreed upon with the Client Companies before modifications are implemented. The Accounting Services department shall be responsible for ensuring that any revisions to allocation methodologies are approved by the Client Companies and the SEC on a timely basis.

     C. KUS Cross Charges: Certain KUS overhead costs, such as the cost of benefits, purchasing and storeroom management, procurement and materials management, and building services are charged to KUS functions that utilize these services and included in their standard rate for billing to Client Companies. In addition, certain KUS direct charges, such as vehicles and building services are charged to KUS functions to the extent these functions utilize these services. These charges are included in the amounts that these functions bill to Client Companies.

Monitoring
----------

         The Accounting Services department shall be responsible for reviewing, monitoring and maintaining the process for the accumulation of KUS costs charged to Client Companies, whether through direct charges or allocations. In connection with this responsibility, the Accounting Services department shall:

          1.   Review and approve all Service Agreements.

          2.   Control the establishment of all cost objects for billing by KUS.

          3. Analyze the reasonableness of charges in the cost management information system.

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          4.   Review and  evaluate  the  reasonableness  of the monthly bill to each Client Company.

         The Accounting Services department shall be responsible for updating all allocations used by the cost management information system. Supporting workpapers will be maintained with the Accounting Services department. The
Accounting Services department will be responsible to ensure that all allocations are proper, accurate and current. Also, the Accounting Services department shall be responsible for ensuring that changes to the allocation methodologies have been approved by the SEC. Any modification of an allocation methodology which requires filing under 60-day letter procedures based on existing SEC guidelines shall be filed on a timely basis. The current guidelines require SEC approval of a modification of an allocation methodology if the change will cause the lesser of $50,000 or five percent (5%) change in the annual allocation of costs among Client Companies. The Accounting Services department shall be responsible for ensuring to the extent practicable that the allocation methodologies are consistent with any orders or directives issued by utility rate setting regulatory bodies having jurisdiction over the Company.

Billing
-------

         Monthly, the Accounting Services Manager will prepare and submit a bill to each Client Company. The Accounting Services department shall be responsible for reviewing the monthly bills, as necessary, with the pertinent officers of the Client Companies, or their designees, who are responsible for approval of the bills. Each bill will be approved on a timely basis by the appropriate officer of each Client Company.

         The monthly bills will contain the following information:

          1.   The Client Company.

          2.   The cost of each service billed to the Client Company.

          3. For each service, the bill will show each Client Company order, project, or cost center charged for the service.

         The cost management information system will contain detailed information supporting each service charged to a Client Company. Using the cost management information system, the Accounting Services department will provide the officer of the Client Company, or his designee, detailed information on direct and allocated charges as may be required in order to approve the bill.

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

         Furthermore, each Client Company organization head and project manager is responsible for validating, in a timely manner, costs charged to their organization or project, including amounts billed by KUS. This validation is a key component of KeySpan's system of internal controls. Using the cost management information system, cost centers are able to drill down on all costs billed to them by KUS to determine the specifics of each cost. The Accounting Services department will assist Client Company organizations, as necessary, to research and validate charges to their organizations.

         When an erroneous charge is discovered, the Accounting Services department is responsible for correction of the error in the subsequent month.

Dispute Resolution
------------------

         If there is a dispute between a Client Company and KUS concerning the appropriateness of an amount billed to a Client Company, the Accounting Services department will meet with the appropriate representatives for the Client Company cost center and KUS to resolve the dispute. If the dispute cannot be resolved by the Accounting Services department, the issue will be referred to the Chief Financial Officer for final resolution.

Internal Audit
--------------

         The Internal Audit department shall perform an audit of the KUS billing process every year. Computer systems, billings and source documents will be examined to ensure, on a test basis, that the services provided are authorized, documented and accurately recorded in the accounting records. The audits will include an examination of the allocation factors used to ensure that the methodologies have been approved by the SEC. Also, the audits will evaluate the adequacy of the system of internal controls over the billing process and the reasonableness of each allocation methodology used to distribute costs to the Client Companies.

Evaluation and Measurement
--------------------------

         In order to encourage KUS to operate efficiently and cost effectively, and provide high quality service, KUS will initiate a customer review process. The customer review process will be based on a customer-oriented service philosophy and measure success based on customer satisfaction. It will allow for customer input into the volume and value of the products and services provided by KUS. These reviews will be part of the annual budget development process and the completion of the Service Agreements between KUS and its customers.

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

                                   EXHIBIT II

                         Form of Initial Service Request

              The undersigned requests from KeySpan Utility Services LLC all of the services selected below. The services requested hereunder shall commence on ______________ and be provided through _____________________.


Service                                              Yes               No
-------                                              ---               --

Fuel Management                                      ___               ___
Marketing and Sales                                  ___               ___
Meter Operations                                     ___               ___
Research and Development                             ___               ___




                                        [Client Company]



                                        By
                                          -----------------------------
                                          Name:
                                          Title:



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